Execution Copy

                  Change of Control Agreement

     This Change of Control Agreement ("Agreement") between Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the "Company"), and James R. Moffett (the "Executive") is dated effective as of April 30, 2001 (the "Change of Control Agreement Date").


                           Article I
          Executive Employment Agreement; Definitions

     1.1 Executive Employment Agreement. Contemporaneous with a Change of Control (defined below), this Agreement supersedes the Executive Employment Agreement dated effective as of April 30, 2001 between Executive and the Company (the "Employment Agreement"), except to the extent that certain provisions of the Employment Agreement are expressly incorporated by reference herein. After a Change of Control, the definitions in this Agreement supersede definitions in the Employment Agreement, but capitalized terms used herein that are not defined in this Agreement shall have the meanings given to them in the Employment Agreement.

     1.2 Company. As used in this Agreement, "Company" means the Company as defined above and any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets of the Company.

     1.3  Change of Control.  (a) "Change of Control" means
(capitalized terms not otherwise defined will have the meanings ascribed to them in paragraph (b) below):

          (i) the acquisition by any Person together with all Affiliates of such Person, of Beneficial Ownership of the Threshold Percentage or more; provided, however, that for purposes of this Section 1.3(a)(i), the following will not constitute a Change of Control:

               (A)  any acquisition (other than a "Business
Combination," as defined below, that constitutes a Change of Control under Section 1.3(a)(iii) hereof) of Common Stock directly from the Company,

               (B)  any acquisition of Common Stock by the
Company or its subsidiaries,

               (C)  any acquisition of Common Stock by any
employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or

               (D) any acquisition of Common Stock pursuant to a Business Combination that does not constitute a Change of Control under Section 1.3(a)(iii) hereof; or

          (ii) individuals, excluding the representatives of Rio Tinto (as defined below), who, as of the effective date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual, excluding any representative of Rio Tinto, becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, unless such individual's initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

          (iii) the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, immediately following such Business Combination:

               (A) the individuals and entities who were the Beneficial Owners of the Company Voting Stock immediately prior to such Business Combination have direct or indirect Beneficial
Ownership of more than 50 percent of the then outstanding shares of common stock, and more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction
Corporation, and

               (B) no Person together with all Affiliates of such Person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation or any subsidiary of either corporation) Beneficially Owns 30 percent or more of the then outstanding shares of common stock of the Post-Transaction Corporation or 30 percent or more of the combined voting power of the then outstanding voting securities of the Post-Transaction Corporation; provided, that if that certain Agreement dated as of May 2, 1995 by and between the Company and Rio Tinto remains in effect as it may be amended from time to time with respect to the Post-Transaction Corporation, then Rio Tinto and its Affiliates may Beneficially Own any amount less than the number of shares of the Post-Transaction Corporation that could elect a majority of the directors of the Post-Transaction Corporation if all directors were to be elected at a single meeting, and

               (C) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, and of the action of the Board, providing for such Business Combination; or

          (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     (b) As used in this Section 1.3 and elsewhere in this Agreement, the following terms have the meanings indicated:

          (i) Affiliate: "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.

          (ii) Beneficial Owner: "Beneficial Owner" (and variants thereof), with respect to a security, means a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (A) the power to vote, or direct the voting of, the security, and/or (B) the power to dispose of, or to direct the disposition of, the security.

          (iii) Company Voting Stock: "Company Voting Stock" means any capital stock of the Company that is then entitled to vote for the election of directors.

          (iv) Majority Shares: "Majority Shares" means the number of shares of Company Voting Stock that could elect a majority of the directors of the Company if all directors were to be elected at a single meeting.

          (v) Person: "Person" means a natural person or entity, and will also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including without limitation a partnership, limited partnership, joint venture or other joint undertaking) for the purpose of acquiring, holding, or disposing of a security, except that "Person" will not include an underwriter temporarily holding a security pursuant to an offering of the security.

          (vi) Post-Transaction Corporation: Unless a Change of Control includes a Business Combination, "Post-Transaction Corporation" means the Company after the Change of Control. If a Change of Control includes a Business Combination, "Post-Transaction Corporation" will mean the corporation or other entity resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent entity controls the Company or all or substantially all of the Company's assets either directly or indirectly, in which case, "Post-Transaction Corporation" will mean such ultimate parent entity.

          (vii) Threshold Percentage: (A) As long as that certain Agreement dated as of May 2, 1995, by and between the Company and Rio Tinto Indonesia Limited ("Rio Tinto") remains in effect as it may be amended from time to time, "Threshold
Percentage" means with respect to Rio Tinto and its Affiliates, that percentage of Class A Common Stock, Class B Common Stock or
Common Stock that would result in Rio Tinto and its Affiliates having Beneficial Ownership of shares of Company Voting Stock equal to or greater than the Majority Shares; provided that, solely for purposes of such calculation, the shares of Company
Voting Stock issuable upon exercise of warrants, options or other rights, or upon conversion or exchange of convertible or exchangeable securities, owned by Rio Tinto and its Affiliates, will be treated as outstanding Company Voting Stock. (B) With respect to any other Person and its Affiliates, "Threshold
Percentage" means (I) 30 percent of all then outstanding Class A Common Stock and Class B Common Stock collectively, or (II) 30 percent of all then outstanding Class B Common Stock.

     1.4 Unsolicited Change of Control. "Unsolicited Change of Control" shall mean any Change of Control in response to (a) the Company's receipt of a bona fide written proposal for a Change of Control transaction or (b) a public announcement of such proposal by the proponent thereof, which, in either case, was neither initiated, encouraged or otherwise sought by the Company.

     1.5 Cause. "Cause" shall have the meaning ascribed in the Employment Agreement.

     1.6  Good Reason.  "Good Reason" shall mean:

     (a) Any failure of the Post-Transaction Corporation to provide the Executive with the position, authority, duties and responsibilities at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Change of Control. Executive's position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with Executive's position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control the Executive holds an equivalent position in the Post-Transaction Corporation.

     (b) The assignment to the Executive of any duties inconsistent in any material respect with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2.1(b) of this Agreement, or any other action that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied within 10 days after receipt of written notice thereof from the Executive to the Company;

     (c) Any failure by the Post-Transaction Corporation or its affiliates to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that is remedied within 10 days after receipt of written notice thereof from the Executive to the Company;

     (d) The Post-Transaction Corporation or its affiliates requiring the Executive to be based at any office or location other than as provided in Section 2.1(b)(ii) hereof or requiring the Executive to travel on business to a substantially greater extent than required immediately prior to the Change of Control; or

     (e)  Any failure by the Company to comply with and satisfy
Sections 3.1(c) and (d) of this Agreement.

For purposes of this Section 1.6, any determination of "Good Reason" made by the Executive in good faith and based upon his reasonable belief and understanding shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of an Unsolicited Change of Control shall be deemed to be a termination for Good Reason.

     1.7  Code.  "Code" shall mean the Internal Revenue Code of
1986, as amended from time to time.
                           Article II
                   Change of Control Benefit

     2.1   Employment Term and Capacity after Change of Control.
(a) If the Executive continues to serve as an officer of the Company and a Change of Control occurs on or before April 30, 2006, then the Executive's employment term (the "Employment Term") shall continue through the third anniversary of the Change of Control, subject to any earlier termination of Executive's status as an officer and employee pursuant to this Agreement.

     (b) After a Change of Control and during the Employment Term, (i) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Change of Control and (ii) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Change of Control or any office or location less than 35 miles from such location. Executive's position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with Executive's position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control the Executive holds an equivalent position in the Post-Transaction Corporation. The Executive shall devote himself to his employment responsibilities with the Post-Transaction Corporation as provided in Article I Section 2 of the Employment Agreement.

     2.2 Compensation and Benefits. During the Employment Term, the Executive shall be entitled to the following compensation and benefits:

     (a) Salary. A salary ("Base Salary") at the highest rate provided for under the Employment Agreement at any time during the 120-day period immediately preceding the Change of Control, but not less than $2,500,000 per year, payable to the Executive at such intervals no less frequent than the most frequent intervals in effect at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, the intervals in effect at any time after the Change of Control for other most senior executives of the Post-Transaction Corporation and its affiliated companies.

     (b) Bonus. Executive shall be entitled to participate in an annual incentive bonus program applicable to other most senior executives of the Post-Transaction Corporation and its affiliated companies but in no event shall such program provide the Executive with incentive opportunities less favorable than the most favorable of those provided by the Company and its affiliated companies for the Executive under the Company's Annual Incentive Plan or similar plan as in effect at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, those provided generally at any time after the Change of Control to other most senior executives of the Post-Transaction Corporation and its affiliated companies.
     (c) Fringe Benefits. The Executive shall be entitled to fringe benefits (including, but not limited to, automobile allowance, air travel, and reimbursement for club membership dues) in accordance with the most favorable agreements, plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other most senior executives of the Post-Transaction Corporation and its affiliated companies.

     (d) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses (including food and lodging) incurred by the Executive in accordance with the most favorable agreements, policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other most senior executives of the Post-Transaction Corporation and its affiliated companies.

     (e) Incentive, Savings and Retirement Plans. The Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other most senior executives of the Post-Transaction Corporation and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable than the most favorable of those provided by the Company and its affiliated companies for the Executive under any agreements, plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Change of Control.

     (f) Welfare Benefit Plans. The Executive and the Executive's family shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Post-Transaction Corporation and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other most senior executives of the Post-Transaction Corporation and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits, in each case, less favorable than the most favorable of any agreements, plans, practices, policies and programs of the Company in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control.

     (g) Indemnification and Insurance. The Post-Transaction Corporation shall indemnify the Executive, to the fullest extent permitted by applicable law, for any and all claims brought against him arising out his services during or prior to the Employment Term. In addition, the Post-Transaction Corporation shall maintain a directors' and officers' insurance policy covering the Executive substantially in the form of the policy maintained by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other most senior executives of the Post-Transaction Corporation and its affiliated companies.

     (h) Office and Support Staff. The Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other most senior executives of the Post-Transaction Corporation and its affiliated companies.

     (i) Vacation. The Executive shall be entitled to paid vacation in accordance with the most favorable agreements, plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other most senior executives of the Post-Transaction Corporation and its affiliated companies.

     2.3 Termination of Employment after a Change of Control. After a Change of Control and during the Employment Term, the Executive's status as an officer and employee shall terminate or may be terminated by the Executive or the Post-Transaction Corporation as provided in Article III of the Employment Agreement (provided, however, that the provisions regarding "Good Reason" shall supersede the comparable provisions in the Employment Agreement).

     2.4  Obligations upon Termination after a Change of Control.

     (a) Death, Disability or Retirement. If, after a Change of Control and during the Employment Term, (1) the Executive's status as an officer and employee is terminated by reason of the Executive's death, (2) the Post-Transaction Corporation terminates the Executive's status as an officer and employee by reason of Executive's Disability (as defined in the Employment Agreement), or (iii) the Executive Retires (as defined in the Employment Agreement) and terminates his status as an officer and employee, then, subject to Section 2.4(f):

          (i) The Post-Transaction Corporation will pay to the Executive or his legal representatives the sum of (A) the amount of the Executive's Base Salary earned through the Termination Date to the extent not previously paid and (B) any compensation previously deferred by the Executive (together with any accrued interest on earnings thereon) to the extent not previously paid in accordance with the terms of the deferred compensation plans under which such compensation was deferred (the sum of the amounts described in clauses (A) and (B) being hereinafter referred to as the "Accrued Obligations");

          (ii) The Post-Transaction Corporation will pay to the Executive or his legal representatives a pro rata bonus in an amount determined by calculating the bonus that the Executive would receive for the Fiscal Year in which the Termination Date occurs based upon the level of achievement of the applicable performance goals through the end of the fiscal quarter in which the Termination Date occurs, annualized as if such level of performance had continued throughout the entire Fiscal Year and then multiplying such bonus amount by the fraction obtained by dividing the number of days in the year through the Termination Date by 365 (the "Pro Rata Bonus");

          (iii) If the Executive Retires (as defined in the Employment Agreement), for a period commencing on the Termination Date and ending on the earlier of (A) the third anniversary of the Termination Date, or (B) the date that the Executive accepts new employment (the "Continuation Period"), the Post-Transaction Corporation will at its expense maintain and administer for the continued benefit of Executive all insurance and welfare benefit plans in which Executive was entitled to participate as an employee as of the Termination Date, provided that Executive's continued participation is possible under the general terms and provisions of such plans and all applicable laws. The coverage and benefits (including deductibles and costs) provided under any such benefit plan in accordance with this paragraph during the Continuation Period will be no less favorable to Executive than the most favorable of such coverages and benefits as of the Termination Date. If Executive's participation in any such benefit plan is barred or any such benefit plan is terminated, the Post-Transaction Corporation will provide Executive with compensation or benefits substantially similar or comparable in value to those Executive would otherwise have been entitled to receive under such plans. At the end of the Continuation Period, the Executive will have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Post-Transaction Corporation that relates specifically to the Executive. To the maximum extent permitted by law, the Executive will be eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") at the end of the Continuation Period or earlier cessation of the Post-Transaction Corporation's obligation under the foregoing provisions of this paragraph; and

          (iv) The Post-Transaction Corporation will pay or deliver, as appropriate, all other benefits earned by the Executive or accrued for his benefit pursuant to any employee benefit plans maintained by the Post-Transaction Corporation or its affiliated companies with respect to services rendered by the Executive prior to the Termination Date.

     (b) Cause. If, after a Change of Control and during the Employment Term, the Executive's status as an officer and employee is terminated by the Post-Transaction Corporation for Cause, the Post-Transaction Corporation shall pay to the Executive the Accrued Obligations without further obligation to the Executive other than for obligations by law and obligations for any benefits earned by the Executive or accrued for his benefit pursuant to any employee benefit plans maintained by the Post-Transaction Corporation and its affiliated companies with respect to services rendered by the Executive prior to the Termination Date.

     (c) Termination by Company for Reasons other than Death, Disability or Cause; by Executive for Good Reason. If, after a Change of Control and during the Employment Term, the Post-Transaction Corporation terminates the Executive's status as an officer and employee other than for Cause, death or Disability, or the Executive terminates his status as an officer and employee for Good Reason, then, subject to Section 2.4(f) hereof:

          (i) The Post-Transaction Corporation shall pay to the Executive the Accrued Obligations and the Pro Rata Bonus;

          (ii) The Post-Transaction Corporation shall pay to the Executive an amount equal to four times or, in the event of an Unsolicited Change of Control, five times, the sum of (A) the Executive's Base Salary in effect at the Termination Date and (B) the lesser of (1) the highest bonus paid to the Executive for any of the immediately preceding three Fiscal Years or (2) two times Base Salary in effect at the Termination Date;

          (iii) For the Continuation Period, the Post-Transaction Corporation shall at its expense maintain and administer for the continued benefit of Executive all insurance and welfare benefit plans in which Executive was entitled to participate as an employee as of the Termination Date; provided that Executive's continued participation is possible under the general terms and provisions of such plans and all applicable laws. The coverage and benefits (including deductibles and costs) provided under any such benefit plan in accordance with this paragraph during the Continuation Period will be no less favorable to Executive than the most favorable of such coverages and benefits as of the Termination Date; provided, however, in the event of the disability of Executive during the Continuation Period, disability benefits shall, to the maximum extent possible, not be paid for the Continuation Period but shall instead commence immediately following the end of the Continuation Period. If Executive's participation in any such benefit plan is barred or any such benefit plan is terminated, the Post-Transaction Corporation will provide Executive with compensation or benefits substantially similar or comparable in value to those Executive would otherwise have been entitled to receive under such plans. At the end of the Continuation Period, the Executive will have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Post-Transaction Corporation that relates specifically to the Executive. To the maximum extent permitted by law, the Executive will be eligible for coverage under COBRA at the end of the Continuation Period or earlier cessation of the Company's obligation under the foregoing provisions of this paragraph; and

          (iv) The Post-Transaction Corporation will pay or deliver, as appropriate, all other benefits earned by the Executive or accrued for his benefit pursuant to any employee benefit plans maintained by the Post-Transaction Corporation or its affiliated companies with respect to services rendered by the Executive prior to the Termination Date.

     (d) Resignation from Board of Directors. If the Executive is a director of the Post-Transaction Corporation and his status as an officer and employee is terminated for any reason other than death, the Executive shall, if requested by the Post-Transaction Corporation, immediately resign as a director of the Post-Transaction Corporation and its subsidiaries. If such resignation is not received within 20 business days after the Executive actually receives written notice from the Post-Transaction Corporation requesting the resignation, the Executive shall forfeit any right to receive any payments pursuant to this Agreement.
     (e) Nondisclosure, Noncompetition and Proprietary Rights. The rights and obligations of the Company and the Executive contained in Article V ("Nondisclosure, Noncompetition and Proprietary Rights") of the Employment Agreement shall continue to apply after a Change of Control.

     (f) Most Favorable Benefits. It is the intention of the parties that the terms of this Agreement shall provide payments and benefits to the Executive that are equivalent or more beneficial to the Executive than are otherwise available to the Executive under the terms of any applicable benefit plan or related compensation agreement. To that end, the terms of the Agreement shall govern the payments and benefits to which the Executive shall be entitled upon the termination of the Executive's status as an officer and employee as provided herein, except that if the terms of any applicable benefit plan or related compensation agreement provide more favorable benefits to the Executive than are provided hereunder, the terms of such plan or agreement shall control.

     2.5  Excise Tax Provision.

     (a) Notwithstanding any other provisions of this Agreement, if a Change of Control occurs during the original or extended term of this Agreement, in the event that any of the payments or benefits received or to be received by the Executive in connection with the Change of Control or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change of Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the payments and benefits under Section 2.4(c) hereof, but excluding any payment to be made pursuant to this Section 2.5, being hereinafter referred to as the "Initial Payments") will be subject (in whole or in part) to an excise tax imposed by section 4999 of the Code or any similar tax (the "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of (i) any Excise Tax on the Initial Payments, (ii) any federal, state and local income and employment taxes on the Gross-Up Payment, (iii) any Medicare tax on the Gross-Up Payment, and (iv) the Excise Tax on the Gross-Up Payment, shall be equal to the Initial Payments.

     (b) For purposes of determining whether any of the Initial Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Initial Payments shall be treated as "parachute payments" (within the meaning of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change of Control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, (ii) all "excess parachute payments" within the meaning of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of the Code) in excess of the "Base Amount" (within the meaning set forth in the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of the Code.
For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination of the Executive's employment (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 2.5), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

     (c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within ten business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120 percent of the rate provided in section 1274(b)(2)(B) of the Code). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within ten business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Initial Payments.

     (d) The Gross-Up Payment provided in Section 2.5 shall be made not later than the "Payment Day." The Payment Day shall be the tenth business day following the date of termination, or, if the Executive becomes entitled, before the Executive's employment is terminated, to a Gross-Up Payment under this Section 2.5, then not later than the tenth business day following the date as of which the present value of the Initial Payments is calculated for purposes of determining the amount of such Gross-Up Payment.
Notwithstanding the preceding provisions of this Section 2.5(d), if the amount of the Gross-Up Payment cannot be finally determined on or before the Payment Day, the Company shall pay to the Executive on the Payment Day an estimate, as determined in accordance with Section 2.5(b), of the minimum amount of the Gross-Up Payment to which the Executive is clearly entitled and shall pay the remainder of the Gross-Up Payment (together with interest on the unpaid remainder at 120 percent of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Payment Day. In the event that the amount of the estimated Gross-Up Payment so made exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the tenth business day after demand by the Company (together with interest at 120 percent of the rate provided in section 1274(b)(2)(B) of the Code). At the time that any Gross-Up Payment is made pursuant to Section 2.5(a) (and at the time that any additional
Gross-Up Payment is made pursuant to Section 2.5(c)), the Company shall provide the Executive with a written statement setting forth the manner in which any such payment was calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax
Counsel, the Auditor or other advisors or consultants (and any such opinion or advice which is in writing shall be attached to the statement).

     2.6  Stock Options; Performance Units; Restricted Stock.
The foregoing benefits are intended to be in addition to the value of any options to acquire Common Stock of the Company, the exercisability of which is accelerated pursuant to the terms of any stock option agreement, any related limited rights, any restricted stock units the vesting of which is accelerated pursuant to the terms of the restricted stock unit agreement, the performance units under the long-term performance incentive plans, and any other incentive or similar plan heretofore or hereafter adopted by the Company.

     2.7 Legal Fees. The Company agrees to pay as incurred all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount or timing of any payment pursuant to this Agreement).

                          Article III
                         Miscellaneous

     3.1  Binding Effect; Successors.

     (a) This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns.

     (b) This Agreement is personal to the Executive and shall not be assignable by the Executive without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.

     (c) The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform or to cause to be performed all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Executive.

     (d) The Company shall also require all entities that control or that after the transaction will control (directly or indirectly) the Company or any such successor or assignee to agree to cause to be performed all of the obligations under this Agreement, such agreement to be set forth in a writing reasonably satisfactory to the Executive.

     3.2 Notices. All notices hereunder must be in writing and, unless otherwise specifically provided herein, will be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) telecopy transmission with confirmation of receipt. All such notices must be addressed as follows:

     If to the Company, to:

     Freeport-McMoRan Copper & Gold Inc.
     1615 Poydras Street
     New Orleans, Louisiana  70112
     Attention:  Chairman of Corporate Personnel Committee

     If to the Executive, to:

     James R. Moffett
     1615 Poydras Street
     New Orleans, Louisiana  70112

or such other address as to which any party hereto may have notified the other in writing.

     3.3 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Louisiana without regard to principles of conflict of laws, except as expressly provided in Article V Section 6 of the Employment Agreement with respect to the resolution of disputes arising under, or the Company's enforcement of, such
Article V.

     3.4 Withholding. The Executive agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

     3.5 Amendment, Waiver. No provision of this Agreement may be modified, amended or waived except by an instrument in writing signed by both parties.

     3.6 Severability. If any term or provision of this Agree ment, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, Executive and the Company intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

     3.7 Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

     3.8 Remedies Not Exclusive. No remedy specified herein shall be deemed to be such party's exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation.

     3.9 Company's Reservation of Rights. Executive acknowledges and understands that the Executive serves at the pleasure of the Board and that the Company has the right at any time to terminate Executive's status as an employee of the Company, or to change or diminish his status during the Employment Term, subject to the rights of the Executive to claim the benefits conferred by this Agreement.

     3.10 Prior Change of Control Agreement.  Effective as of the
Change of Control Agreement Date, this Agreement supersedes any prior change of control agreement between the Executive and the Company.

     3.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the Change of Control
Agreement Date.


                              Freeport-McMoRan Copper & Gold Inc.



                              By:
                                   H. Devon Graham, Jr.
                                   Director and Chairman of the
                                   Corporate Personnel Committee
of the
                                   Board of Directors


                              Executive




                              James R. Moffett


















         Signature Page of Change of Control Agreement
          between Freeport-McMoRan Copper & Gold Inc.
                      and James R. Moffett